Exhibit 10.1

FIRST AMENDMENT TO

COMMON STOCK PURCHASE AGREEMENT

This First Amendment to Common Stock Purchase Agreement (this “First Amendment”) is dated as of June 19, 2009, by and between Beacon Power Corporation, a Delaware corporation (the “Company”), and Seaside 88, LP, a Florida limited partnership (such investor, including its successors and assigns, “Seaside”).

WHEREAS, the parties entered into that certain Common Stock Purchase Agreement dated as of February 19, 2009 (the “Agreement”; capitalized terms used herein without definition shall have the meanings assigned to such terms in the Agreement), which Agreement provided for the sale by the Company to Seaside, and the purchase by Seaside from the Company, of up to $18,000,000 of shares of Common Stock of the Company on certain Closing Dates as set forth in the Agreement; and

WHEREAS, the parties now desire to modify the timing of the Closings pursuant to the Agreement and certain other provisions of the Agreement, as more specifically set forth below, while retaining the aggregate maximum of $18,000,000 of shares to be purchased and sold;

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and Seaside agree as follows:

1.           The following definitions as set forth in Section 1.1 of the Agreement shall be amended hereby by deleting each in its entirety and substituting therefor the following:

“Per Share Purchase Price” shall be an amount equal to the daily volume weighted average of actual trading prices measured in hundredths of cents of the Common Stock of the Company on the Trading Market for the ten consecutive trading days prior to a Closing Date multiplied by 0.86.”

“Subsequent Closing Date” means March 20, 2009, April 20, 2009, May 20, 2009 and June 20, 2009 and thereafter on the 5th and 20th of each month (or, if any such day is not a Trading Day, then the first day thereafter that is a Trading Day) during the term of this Agreement in accordance with Section 5.1 hereof, except that there shall be no Subsequent Closing Date during any Delay Period.”

2.           The parties acknowledge that (a) the Company has given Seaside notice of its election to extend this Agreement for the First Extended Term; (b) that the Subsequent Closings scheduled for June 20, 2009 and July 5, 2009 (or, if any such day is not a Trading Day, then the first day thereafter that is a Trading Day) will complete the Initial Term; and (c) that the Subsequent Closings scheduled for July 20, 2009, August 5, 2009, August 20, 2009, September 5, 2009, September 20, 2009 and October 5, 2009 (or, if any such day is not a Trading Day, then the first day thereafter that is a Trading Day) will comprise the First Extended Term, in each case subject to adjustment in the event of a Delay Period under Section 2.6 of the Agreement.

3.           Section 2.2 of the Agreement shall be amended hereby by deleting such section in its entirety and substituting therefor the following:

“2.2           Subsequent Closings.  On each Subsequent Closing Date, Seaside shall purchase from the Company, and the Company shall issue and sell to Seaside, One Million Five Hundred Thousand (1,500,000) Shares at the then-applicable Per Share Purchase Price; provided, however, that in no event shall the Company issue and sell pursuant to this Agreement at the Initial Closing and all Subsequent Closings Shares having an aggregate purchase price in excess of $18,000,000.  In the event that the Per Share Purchase Price, as calculated with respect to any Subsequent Closing Date, is less than $0.20, then such Subsequent Closing will not occur, nor will the final Subsequent Closing Date be extended; in each such event, there will be one fewer Subsequent Closing pursuant to this Agreement.  Upon satisfaction or waiver of the conditions set forth in Sections 2.3, 2.4 and 2.5, each Subsequent Closing shall occur at the offices of White White & Van Etten PC, 55 Cambridge Parkway, Cambridge, MA 02142, or such other location as the parties shall mutually agree.”

4.           Section 2.3(a) of the Agreement shall be amended hereby by deleting such section in its entirety and substituting therefor the following:

“(a)           1,500,000 Shares, registered in the name of Seaside, via the DTC DWAC system, as specified on the signature pages hereto (or, if fewer, the nearest number of Shares that would result in the aggregate purchase price for Shares issued during the term of this Agreement to equal but not exceed $18,000,000);”

5.           Section 2.4(a) of the Agreement shall be amended hereby by deleting such section in its entirety and substituting therefor the following:

“(a)           the purchase price for the Shares being purchased on such Closing Date equal to 1,500,000 (or, if fewer, the number of Shares being sold on such Closing Date) multiplied by the applicable Per Share Purchase Price for such Closing, by wire transfer to the account as specified in writing by the Company, less the amount due Seaside for reimbursement of its expenses as described in Section 5.2 hereof;”

6.           Section 2.6 of the Agreement shall be amended hereby by deleting such section in its entirety and substituting therefor the following:

“2.6           Delay Periods.  No less than ten (10) days before any Subsequent Closing, the Company may elect at its sole option to delay that and all other Subsequent Closings for a period (the “Delay Period”) of up to six (6) calendar months by giving notice of such Delay Period to Seaside and paying Seaside $100,000.  The Company’s rights to elect a Delay Period shall be limited to once in each of the Initial Term, the First Extended Term and the Second Extended Term.  In the event of such a Delay Period, the scheduled dates of each following Subsequent Closing (and the scheduled expiration of the Initial Term, the First Extended Term and/or the Second Extended Term, as applicable) shall be appropriately adjusted so that the previously scheduled Closings shall resume on the 5th and 20th of each month following the expiration of the Delay Period (or, if any such day is not a Trading Day, then the first day thereafter that is a Trading Day), without any reduction in the number of Closings otherwise occurring.”

7.           Section 4.12 of the Agreement shall be deleted in its entirety.

8.           Section 5.1(c) of the Agreement shall be amended hereby by replacing “no later than twenty (20) days” with “no later than ten (10) days” as the applicable date by which the Company must deliver a notice of election and the related payment in connection with the Company’s option to elect a Second Extended Term.

9.           Section 5.1 of the Agreement shall be amended hereby by adding a new Section 5.1(e) as follows:

“(e)           Notwithstanding anything else in this Section 5.1, this Agreement shall terminate upon the completion of any Subsequent Closing in which the aggregate purchase price paid for Shares under this Agreement would, but for the limitation contained in Section 2.3(a), equal or exceed $18,000,000.”

10.         Except as otherwise expressly provided in this First Amendment, all provisions of the Agreement are hereby ratified and agreed to be in full force and effect, and are incorporated herein by reference.

11.         This First Amendment may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument.  It shall not be necessary in making proof of this First Amendment to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.  Original signatures transmitted by facsimile shall be acceptable for purposes of executing this First Amendment.  If original signatures are transmitted by facsimile, the parties shall endeavor in good faith to deliver to each other executed counterpart originals as soon as practicable after the date of this First Amendment.

12.         This First Amendment and the Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all prior written agreements and negotiations and oral understandings, if any, with respect to such subject matter.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Common Stock Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Beacon Power Corporation

By:	/s/ James M. Spiezio
Name: James M. Spiezio Title: Chief Financial Officer

Seaside 88, LP By: Seaside 88 Advisors, LLC

By:	/s/ William J. Ritger
Name: William J. Ritger Title: Manager